EXHIBIT 3.1(b)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DESIGNATION

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

CONTINENTAL AIRLINES, INC.

Continental Airlines, Inc., a corporation organized and existing under the laws of the State of Delaware (herein referred to as the "Corporation"), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, does hereby certify:

  No shares of Series A Junior Participating Preferred Stock of the Corporation have, as of the date of this Certificate, been issued.

  A resolution providing for amendments to the Certificate of Designation of the Series A Junior Participating Preferred Stock of the Corporation, was duly adopted by the Board of Directors of the Corporation, which resolution provides as follows:

RESOLVED, that the Certificate of Designation of Series A Junior Participating Preferred Stock of the Corporation, filed with the Delaware Secretary of State on November 23, 1998, and attached as Exhibit A to the Amended and Restated Certificate of Incorporation of the Corporation, filed with the Delaware Secretary of State on January 22, 2001, shall be amended by amending and restating the first sentence of Section 2(A) thereof in its entirety as follows:

(A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any other stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount (if any) per share (rounded to the nearest cent), subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate per share amount of all cash dividends, and 1000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Class B Common Stock, par value $.01 per share (the "Common Stock"), of the Corporation or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Designation to be executed by its duly authorized officer this 15th day of May, 2001.

CONTINENTAL AIRLINES, INC.

By:

Jeffery A. Smisek

Executive Vice President